EXHIBIT 10.10            Amendment No. 2 Severance Agreement

             This Amendment No. 2 to Severance Agreement is made and entered into as of the 28th day of November 2000, by and between Fourth Shift Corporation, a Minnesota corporation (the “Company”) and M. M. Stuckey (“Executive”) the Chief Executive Officer of the Company.

             WHEREAS, Executive and the Company are parties to that certain Amended and Restated Severance Agreement dated as of October 21, 1997, as amended by the Amendment thereto dated April 20, 1999 (the “Agreement”);

             WHEREAS, the Executive and the Company wish to further amend the Agreement to extend its term, provide for extended exerciseability of Executive’s stock options after a change of control, and to provide for lump sum payment of any welfare benefits provided Executive upon such change of control.

             NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.          Term of Agreement.  The Agreement is hereby extended so as to remain in effect until cancelled by mutual written agreement of the Company and the Executive.

2.          Extension of Option Exercise.  Section 2(i)(x) of the Agreement is hereby amended to provide that Executive shall have the right to exercise all options to the extent specified therein for a period of either (i) the time after termination set forth in the option agreement or (ii) at the election of the Executive, and provided that the Executive agrees that the option shall become a nonqualified stock option after such election, for the remainder of the regular term of such option.

3.          Benefits.  Section 4(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

             “(ii) (x) pay to the insurer, all remaining premiums under the Medical Plan and the Long Term Care Policy outlined in the Executive Retirement Plan dated as of July 7, 1999, up to a maximum of $4,500 a month through July 1, 2004, and (y) pay to the life insurer all remaining Company premiums that would be payable by the Company for the Company’s  contribution under the Executive’s split dollar life insurance policy dated September 1, 1991.”

             IN WITNESS, the parties have executed this Amendment No. 2 as of the date first above written.

FOURTH SHIFT CORPORATION

By
Its	M. M. Stuckey

Approved by Compensation Committee:
Robert M. Price
Mike Adams